Exhibit 99.1
News Release
BIOSCRIP ANNOUNCES SECOND QUARTER 2006 FINANCIAL RESULTS
Cost Reduction Program Moving Forward
Concentrating on New Product and Infusion Expansion, CAP
Elmsford, NY — August 8, 2006 — BioScrip, Inc. (NASDAQ: BIOS) today reported second quarter 2006 revenue of $279.6 million and a net loss of $5.7 million, or $0.15 per share. Second quarter 2006 operating results include $1.4 million of severance related to the departure of former senior management members, $1.5 million of ongoing sales, general and administrative (“SG&A”) expenses related to acquisitions made by the Company since June 30, 2005, $3.1 million of additional bad debt expense and $0.5 million of charges related to the adoption of FAS 123(R), entitled Share-Based Payment.
For the six-month period ended June 30, 2006, revenue increased 22% to $579.3 million from $475.0 million reported in the same period of last year. Net loss for the six-month period ended June 30, 2006 was $6.9 million, or $0.18 per share compared to net loss of $1.9 million, or $0.06 per share in the same period a year ago. Operating results for the six-months ended June 30, 2006 and the three-month period ended June 30, 2005 includes the Company’s acquisition of Chronimed Inc. in March 2005. Operating results for the six months ended June 30, 2006 include $1.8 million of severance expense, $2.2 million of ongoing SG&A expenses of the combined Company’s acquisitions since June 30, 2005, $4.6 million of additional bad debt expense and $1.1 million of expenses related to the adoption of FAS 123(R).
Chairman and CEO, Richard H. Friedman stated, “The quickest way to restore profitability is through cost reductions and improving our collection efforts. We have identified annualized savings opportunities in excess of $7.5 million, which we will begin to realize by September 1. We have reorganized our collections process and implemented new procedures that will aid us in collections. We have already seen improvement in June and July and we expect this trend to continue, ultimately leading to an improved bad debt expense as a percentage of revenue.”
“The recently implemented government Competitive Acquisition Program (CAP) provides us with new opportunities,” continued Mr. Friedman. “We achieved a substantial increase in the second and most recent physician enrollment period. It is still early, but the trend is encouraging and we anticipate the program to contribute profitably in the fourth quarter.”
Second Quarter Reported Results
Second quarter 2006 revenue declined 2% to $279.6 million, compared to $286.6 million for the same period a year ago. Revenue decreases were primarily the result of the loss of PBM Services business, offset by increases in the Company’s other business units, which included approximately $7.0 million of revenues associated with acquisitions since June 30, 2005. Second quarter 2006 Specialty Services revenue was $210.5 million, an increase of $17.4 million, or 9%, due primarily to sales of new biotech drugs, strong growth in infusion sales, the acquisition of Northland

Pharmacy in October 2005 and the acquisition of Intravenous Therapy Services (“ITS”) in March 2006. Second quarter 2006 PBM Services revenue was $69.1 million, a decrease of $24.4 million, or 26%, from the prior year’s second quarter, primarily due to the loss of PBM Services contracts with Centene Corporation, which was partially offset by increased traditional mail volume.
Gross profit for the second quarter 2006 was $28.8 million, a decrease of $1.7 million from the same period of 2005. Gross profit was 10.3% of revenue in the second quarter 2006 compared to 10.6% in the comparable period of last year. Gross margin declines were the result of program changes associated with the implementation of Medicare Part D on January 1, 2006 and industry-wide reimbursement pressures.
Second quarter 2006 selling, general and administrative expenses (“SG&A”) increased to $31.1 million, or 11.1% of total revenue, from $26.3 million, or 9.2% of total revenue over the second quarter 2005. The increase in SG&A was due primarily to the Company’s incurrence of $1.4 million in severance expense related to the departure of former senior management members, $1.5 million of ongoing operating expenses associated with acquisitions made by the Company since June 30, 2005, $0.5 million of stock option expense due to the adoption of FAS 123(R) on January 1, 2006, and $0.4 million of finance and IT expenses to improve receivable collections and system infrastructure.
Bad debt expense in the second quarter was $4.4 million, or 1.6%, of revenue, compared to $1.3 million, or 0.4%, of revenue for the same period a year ago, reflecting the increased bad debt reserve rate.
Net loss was $5.7 million, or $0.15 per share, for the second quarter 2006 compared with a net loss of $3.5 million, or $0.10 per share for the second quarter 2005.
“The Specialty Services business is delivering,” added Mr. Friedman. “Our IVIG and other products related to our infusion business are performing well. BioScrip’s name recognition, coupled with our proven success with new specialty drugs has led to new and expanded relationships with a growing number of pharmaceutical manufacturers.”
Mr. Friedman concluded, “The fundamentals of our business and industry remain strong and we expect to achieve significant improvement in our financial results by the fourth quarter.”
Conference Call Information
BioScrip will host a conference call to discuss second quarter 2006 financial results on Tuesday, August 8, 2006 10:00 a.m. EDT. Interested parties may participate in the conference call by dialing 888-391-0082 (US), or 212-676-5387 (International), 5-10 minutes prior to the start of the call. A replay of the conference call will be available from 12:00 PM EDT on August 8, 2006 through 12:00 PM ET on August 15, 2006, by dialing 800-633-8284 (US), or 402-977-9140 (International), and entering reservation 21300376. A webcast and archive of the conference call will also be available under the Investor Relations section of the BioScrip website, www.bioscrip.com.

About BioScrip, Inc.
BioScrip provides comprehensive pharmaceutical care solutions. We partner with healthcare payors, pharmaceutical manufacturers, government agencies, physicians, and patients to deliver cost effective programs that enhance the quality of patient life. We focus our products and services in two core areas: Specialty Medication Distribution and Clinical Management Services, both nationally and community-based, and Pharmacy Benefit Management Services. Our specialty medication distribution capabilities include condition-specific clinical management programs tailored to improve the care of individuals with complex health conditions such as HIV/AIDS, Cancer, Infusion IVIG, Hepatitis C, Rheumatoid Arthritis, Multiple Sclerosis, and Transplantation. Our complete pharmacy benefit management programs include customized benefit plan design, pharmacy network management and sophisticated reporting capabilities that deliver improved clinical and economic outcomes. In addition, we have 36 locations including community and infusion pharmacies in major metropolitan markets across the U.S., providing nationwide access and clinical management capabilities in a high-touch community-based environment.
Forward Looking Statements
This press release may contain statements which constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the intent, belief or current expectations of the Company, its directors, or its officers with respect to the future operating performance of the Company and our success with respect to the integration and consolidation. Investors are cautioned that any such forward looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those in the forward looking statements as a result of various factors. Important factors that could cause such differences are described in the Company’s periodic filings with the Securities and Exchange Commission.
Contact

Barry A. Posner	Rachel Levine
Executive Vice President	Investor Relations
BioScrip, Inc.	The Global Consulting Group
Tel: 914-460-1638 (NY direct line)	Tel: 646-284-9439
Tel: 952-979-3750 (MN direct line)	Email: rlevine@hfgcg.com
Email: bposner@bioscrip.com
FINANCIAL TABLES FOLLOW

BIOSCRIP, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts)

	June 30, 2006	December 31, 2005
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$4,075	$1,521
Receivables, less allowance for doubtful accounts of $13,415 and $14,406 at June 30, 2006 and December 31, 2005, respectively	121,129	118,762
Inventory	29,660	25,873
Prepaid expenses and other current assets	3,810	2,054
Deferred taxes	13,307	11,225

Total current assets	171,981	159,435

Property and equipment, net	11,163	9,232
Other assets and investments	908	939
Goodwill	114,814	104,268
Intangible assets, net	11,952	14,713

Total assets	$310,818	$288,587

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Line of credit	$38,170	$7,427
Accounts payable	54,771	39,969
Claims payable	10,366	31,402
Payables to plan sponsors	1,447	1,695
Accrued expenses and other current liabilities	13,659	11,454

Total current liabilities	118,413	91,947

Deferred taxes, net	1,501	875

Total liabilities	119,914	92,822

Stockholders’ equity
Common stock, $.0001 par value; 75,000,000 shares authorized, 37,263,931 shares issued and outstanding at June 30, 2006; 37,094,252 shares issued and outstanding at December 31, 2005	4	4
Treasury stock, 2,198,076 shares at cost	(8,002)	(8,002)
Additional paid-in capital	236,963	234,958
Accumulated deficit	(38,061)	(31,195)

Total stockholders’ equity	190,904	195,765

Total liabilities and stockholders’ equity	$310,818	$288,587

BIOSCRIP, INC
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005

Revenue	$279,585	$286,617	$579,303	$475,015

Cost of revenue	250,791	256,104	520,178	424,055

Gross profit	28,794	30,513	59,125	50,960
% of Revenue	10.3%	10.6%	10.2%	10.7%

Selling, general and administrative expenses	31,100	26,302	59,003	41,854
Bad debt expense	4,355	1,285	6,654	2,018
Amortization of intangibles	1,639	1,956	3,261	2,847
Goodwill and intangible impairment	—	5,886	—	5,886
Merger related expenses	—	747	114	1,134

Total operating expenses	37,094	36,176	69,032	53,739
% of Revenue	13.3%	12.6%	11.9%	11.3%

Loss from operations	(8,300)	(5,663)	(9,907)	(2,779)

Interest income (expense), net	(731)	12	(1,182)	(141)

Loss before benefit from income taxes	(9,031)	(5,651)	(11,089)	(2,920)

Tax benefit	(3,321)	(2,111)	(4,223)	(1,047)

Net loss	$(5,710)	$(3,540)	$(6,866)	$(1,873)

Basic loss per share	$(0.15)	$(0.10)	$(0.18)	$(0.06)

Diluted loss per share	$(0.15)	$(0.10)	$(0.18)	$(0.06)

Basic weighted-average shares	37,222	36,829	37,212	31,238

Diluted weighted-average shares	37,222	36,829	37,212	31,238